Exhibit 10.7

North East & Yorkshire
Larger Business Team
PO Box 190
3rd Floor
PRIVATE & CONFIDENTIAL	6 East Parade
Leeds
The Directors	West Yorkshire LS1 2UX

Oilgear Towler Limited	Tel 0113 296
Oaklands Road	Fax 0113 296
Rodley
LEEDS
LS13 1LG	www.barclays.com

4th February 2005

Dear Sirs

ON DEMAND LOAN

We are pleased to advise you that Barclays Bank PLC (the “Bank”) has agreed to provide a loan (the “Loan”) to Oilgear Towler Limited (the “Borrower”) upon and subject to the terms and conditions set out below and attached, and of the attached Special Conditions, if any.

THE LOAN AND DRAWDOWN

Amount: £2,450,000 or 78% loan to renewed valuation

The Loan may be drawn in one amount following completion of acceptance formalities and of any security formalities in each case as set out herein.

PURPOSE OF LOAN

Property bridging facility

AVAILABILITY

The facility is repayable on demand by the Bank at any time. However, subject to this condition, the facility is scheduled for review by 15th August 2005.

REPAYMENT

As a single repayment in full on the renewal date (with interest paid separately).

PREPAYMENT

The Loan in full or in minimum amounts and multiples of £250,000 together with accrued interest to the date of prepayment if required by the Bank. A prepayment fee

Barclays Bank PLC. Authorised and regulated by the Financial Services Authority.

Barclays Bank PLC represents only the Legal & General Marketing Group of companies for life assurance, pensions and unit trusts.

Registered in England. Registered No: 1026167. Registered Office: 54 Lombard Street, London EC3P 3AH

at the rate of 1% flat is payable at the time and on the amount prepaid (unless the Bank Is prevented from doing so by any statutory, regulatory or contractual requirement).

INTEREST

Rate: 2.25% p.a. over: LIBOR

* the rate at which sterling deposits are offered by the Bank in the London Inter-Bank Market on the first day of an Interest Period for a similar amount and Interest Period (“LIBOR”) (*plus any mandatory costs calculated in accordance with the Bank’s standard formula current from time to time, resulting from requirements of any regulatory authority, whether having the force of law or otherwise, affecting the conduct of the Bank’s business).

FEES

A negotiation fee of £35,000 payable on acceptance of this offer.

CONDITIONS

i)	The Company cannot enter into the acquisition contract without the Bank’s consent, and

ii)	The Company cannot rescind the contract (or waive any right to do so where they are so entitled) without the Bank’s consent.

SECURITY/GUARANTEE(S)

The Loan is to be secured/guaranteed by:-

1.	1st legal charge over the land and buildings to the West of Oaklands Road and the South West of Yewdall Road, Rodley, Leeds.

2.	Debenture dated 4th September 1985 on the Bank’s standard form.

and any other security which is now held or hereafter may be held by the Bank, all of which is to secure all money and liabilities which shall from time to time be due, owing or incurred, whether actual or contingent, to the Bank by the Borrower.

The value of all freehold properties charged now or subsequently to the Bank as security shall at all times exceed the Loan by at least 78%. Such value shall be determined by the Bank in its opinion, from time to time, or by professional valuers acceptable to the Bank at the Borrower’s expense.

SPECIAL CONDITIONS

The enclosed Special Conditions sheets forms part of this Agreement.

OFFER PERIOD

This offer will be available to the Borrower for acceptance one month from the date of this letter, after which date the offer will lapse unless extended in writing by the Bank. Acceptance will be signified by completion of the formalities below.

ACCEPTANCE

The Borrower’s acceptance of this offer will be signified by the Borrower providing the Bank with the following:-

a)	The enclosed duplicate of this letter duly signed on the Borrower’s behalf as evidence of acceptance of the terms and conditions stated herein, and

b)	A certified true copy of a Resolution of the Borrower’s Board of Directors:-

i)	Accepting the Facility on the terms and conditions stated and

ii)	Authorising a specified person, or persons, to sign and return to the Bank the duplicate of this letter.

Yours faithfully
FOR AND ON BEHALF OF
BARCLAYS BANK PLC

Accepted on the terms and conditions stated herein, pursuant to a resolution of the Board of Directors.

For and on behalf of
Oilgear Towler Limited

4 February 2005

SIGNED	DATE

CONDITIONS

1.	DRAWDOWN

When intending to draw the Loan, the Borrower shall advise the Bank giving, where interest is linked to LIBOR, two business days’ notice of the intention to draw, and the Bank will arrange for the Borrower’s current account to be credited with the amount of the drawing.

2.	INTEREST

The Borrower shall pay interest (without any deduction, set-off or counterclaim) on the daily outstanding amount of the Loan at the rate and times and in the manner specified overleaf and below. Such interest shall be calculated on the basis of a 365 day year.

Where interest is linked to LIBOR, an Interest Period shall mean:

a)	where interest is debited to current account, a period of three or six or twelve months at the option of the Borrower or such other period as may be mutually agreed. The Borrower must advise the branch manager of this branch of the Bank by 12.00 noon at the latest on the business day of a drawdown or of a rollover of the Interest Period selected for drawing or rollover. In the absence of such notification being received by the Bank on a rollover date the Interest Period shall be for three months and the Bank will rollover the Loan accordingly; or

b)	where interest is debited to Loan account, a period of three months.

On a rollover date falling immediately prior to a repayment date, the amount to be repaid will be rolled over for the period until the repayment date, the balance of the Loan being rolled over as detailed above.

In respect of second and subsequent drawings made in accordance with the Condition headed “Drawdown”, the Interest Period will be such as to mature at the end of the then current Interest Period so that all drawings will be consolidated.

Interest at the rate determined overleaf and above will be payable in arrear by the Borrower on the maturity date of each Interest Period except that for Interest Periods in excess of six months, Interest shall be payable six-monthly in arrear and on the maturity date of each Interest Period.

Reference to the London Inter-Bank market shall, if such market no longer exists in comparable form be construed as meaning the appropriate alternative source of funds as determined by the Bank.

3.	REPAYMENT

Without prejudice to the provision of the Condition headed “Availability”, the Borrower shall repay the Loan at the times and in the instalments specified overleaf, or in instalments amended in accordance with the following paragraph.

If the interest on the Loan is debited to the Loan account, the amount of each repayment will be reviewed annually and the Bank will advise the Borrower of any variation which, in the Bank’s opinion, may have become necessary to ensure repayment of the Loan within the agreed term. If the Borrower requires an immediate adjustment to the repayment instalments following a change in the Bank’s Base Rate, where interest is linked to Base, then the Borrower may instruct the Bank accordingly.

4.	PREPAYMENT

Any prepayment will be applied as a repayment but in inverse order of maturity, will not be available for redrawing and, where interest is linked to LIBOR, will be subject to seven days’ written notice of the Borrower’s intention to prepay and will only be permitted on an Interest Period maturity date.

5.	FEES

The Borrower shall pay the fees specified overleaf (plus VAT, if any).

The commitment fee will be calculated on a daily basis from the date of acceptance on the undrawn portion of the Loan and will be payable to the Bank on the date of drawdown (if only one) or on the date of final drawdown (if more than one) or on the expiry date of the Bank’s commitment to lend shown overleaf, whichever is the earlier. If the drawdown period extends beyond three months, then the commitment fee will be payable at three monthly intervals in arrear in addition to the date stipulated in the previous sentence of this paragraph.

6.	INFORMATION

The Borrower will provide the Bank with:-

a)	copies of its audited trading and profit and loss account and balance sheet as soon as they are available and not later than 180 days after each year end.

b)	monthly management information to include balance sheet, profit and loss, cashflow, aged debtor listing and order position within 30 days of month end

c)	any other information which the Bank may request from time to time.

7.	PAYMENTS

All payments under the Loan whether of interest (unless shown overleaf as debited to Loan account) or principal or otherwise shall be made by debit to the Borrower’s current account at this branch of the Bank.

8.	CHANGE OF CIRCUMSTANCES

In the event of any change in applicable law or regulation or any change in the existing requirements of, or any new requirements being imposed by, the Bank of England or other regulatory authority (whether or not having the force of law) the result of which in the sole opinion of the Bank, is to increase the cost to it of funding, maintaining or making available the Loan (or any undrawn amount thereof) or to reduce any amount receivable by the Bank or its effective return to the Bank then the Borrower shall pay to the Bank on demand such sum as may be certified by the Bank to the Borrower as shall compensate the Bank for such increased cost or such reduction.

9.	AVAILABILITY

The Loan will be subject to review and amounts outstanding under the Loan together with interest thereon, will be repayable on demand in writing from the Bank at any time.

The Borrower shall indemnify the Bank on demand against any loss or expense which the Bank may reasonably sustain or incur as a consequence of making such demand.

Any money not paid following a demand hereunder shall continue to bear interest in accordance with the Condition above headed “Interest” and as detailed overleaf, except that where interest is linked to LIBOR, from the next rollover date following demand and on each rollover date thereafter, the interest Period will be renewed for such periods as the Bank in its sole discretion deems appropriate. Interest will continue to be charged on this basis (after as well as before any demand or judgement) and shall, if unpaid, be compounded at the end of each such period.

4	10. ACCEPTANCE

Acceptance is to be signified by:-

a)	where the Borrower is not a company, signature(s) overleaf on the top copy of all the parties named overleaf to confirm:-

i)	the Borrower’s acceptance of the Loan on the terms and conditions stated herein, and

ii)	where more than one party is named overleaf

a)	their joint and several personal liability for the Loan and outstanding interest and other amounts payable, and

b)	that during the currency of the Loan it is agreed that all instructions in connection with the Loan must be signed by all the parties named overleaf;

b)	in the case of a company, signature overleaf on behalf of the Borrower by an authorised official and the Borrower providing to the Bank a certified true copy of a resolution of its Board of Directors:

i)	accepting the Loan on the terms and conditions stated herein,

ii)	authorising a specified person or persons to sign and return the copy of this agreement, and

iii)	authorising the Bank to accept instructions relating to the Loan from officials authorised under the Bank’s signing mandate current from time to time.